Exhibit 1

EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and between all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of Class Z Ordinary Shares, par value $0.0001 per share, and American Depositary Shares, each representing one Class Z Ordinary Share, of Bilibili Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1).  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 14, 2019
Alibaba Group Holding Limited

/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Authorized Signatory

Taobao Holding Limited

/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Authorized Signatory

Taobao China Holding Limited

/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Authorized Signatory